Exhibit 10.29

[        ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL PROVISIONS MARKED

EXHIBIT 10.29 (CONFIDENTIAL)

PATENT LICENSE AGREEMENT

between

PROTEIN DESIGN LABS, INC.

and

ELAN INTERNATIONAL SERVICES LTD.

This Agreement (“Agreement”), effective as of April 24, 1998 (“Effective Date”), is made by and between Protein Design Labs, Inc., a Delaware corporation having offices at 2375 Garcia Avenue, Mountain View, CA 94043 (hereinafter “PDL”) and Elan International Services Ltd., a Bermuda corporation and wholly-owned subsidiary of Elan Corporation plc, having offices at 102 St. James Court, Flatts, Smiths FL04, Bermuda (hereinafter “ELAN”).

RECITALS

A. ELAN desires to license certain patents owned or controlled by PDL related to humanized antibodies directed against the alpha subunit of the VLA-4 integrin.

B. The ELAN antibody directed against the alpha subunit of the VLA-4 integrin, currently designated as Antegrin®, is in a Phase II U.S. clinical trial for treatment of acute flares associated with multiple sclerosis.

C. PDL is willing to license to ELAN such patent rights under the terms and conditions of this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound, the parties agree as follows:

1. DEFINITIONS

All references to Exhibits, Articles and Sections shall be references to Exhibits, Articles and Sections of this Agreement. In addition, except as otherwise expressly provided herein, the following terms in this Agreement shall have the following meanings:

1.01 “Affiliate” shall mean, with respect to a party hereto, any corporate or other entity which, directly or indirectly, controls, is controlled by, or is under common control with such party where “control” means the ownership of not less than 50% of the voting shares of a corporation, or decision-making authority as to an unincorporated entity; provided that such entity shall be an Affiliate only so long as such control exists.

1.02 “Combination Product(s)” shall mean any product containing both a pharmaceutically active agent or ingredient which constitutes a Licensed Product and one or more other pharmaceutically active agents or ingredients which do not constitute Licensed Products.

1.03 “Licensed Product(s)” shall mean human therapeutic products of ELAN or ELAN’s sublicensees that include an Antibody developed by ELAN binding to the alpha subunit of the VLA-4 integrin whose development, manufacture, import, use or sale would, but for a license under this Agreement, infringe a Valid Claim. “Antibody” as used herein shall include, without limitation, monospecific and bispecific antibodies; less than full-length antibody forms such as Fv, Fab, and F(ab’)2; single-chain antibodies; and antibody conjugates bound to a toxin, label or other moiety.

1.04 “Net Sales” shall mean the aggregate gross revenues, whether in cash or in kind, derived by or payable from or on account of the sale of Licensed Products by ELAN, its Affiliates and its sublicensees to an independent third party not an Affiliate or sublicensee of either ELAN or ELAN’s sublicensee, less amounts actually incurred or provided for (a) credits, allowances, discounts or rebates, if any, granted on account of price adjustments, recalls, rejection or return of items previously sold, (b) excise and sales taxes, duties or other taxes imposed on and paid with respect to such sales (excluding income or franchise taxes of any kind) and (c) outer packing, freight and freight insurance costs. If ELAN or any of its Affiliates or sublicensees receive any consideration (whether in cash or otherwise) in lieu of all or part of any royalties otherwise payable for any Licensed Product sold or otherwise transferred to an independent third party not an Affiliate of the seller or transferor, the fair market value of such consideration on the date of such transfer as known to ELAN, or as reasonably estimated by ELAN if unknown, shall be included in the definition of Net Sales. For purposes of the foregoing sentence, consideration paid to Elan from its Affiliates or sublicensees in the form of fees, milestones, collaboration payments or supply payments shall not be deemed consideration in lieu of royalties (i.e., not part of Net Sales) hereunder if such consideration is not intended to and does not result in a reduction, credit, allowance, rebate or other offset against payment of any royalties otherwise payable for any Licensed Product sold or otherwise transferred to an independent third party.

1.05 “PDL Patent Rights” means the patent applications or patents (as well as any foreign counterparts thereto filed by PDL before or during the term of this Agreement) identified on Exhibit A, including any additions, continuations, continuations-in-part or divisions thereof or any substitute applications therefor; any patents issued with respect to such patent applications, any reissues, extensions or patent term extensions of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents.

1.06 “Valid Claim” means (a) any claim in any issued patent included in the PDL Patent Rights which would be infringed but for the license granted under Section 2.01, and which claim has not been disclaimed or held unenforceable or invalid by a governmental agency or court of competent jurisdiction by a decision beyond right of review; and (b) any pending claim under

PDL Patent Rights which, if granted, would be infringed but for the license granted under Section 2.01, and which pending claim would be a Valid Claim if the pending claim were treated as granted.

2. LICENSE

2.01 License Grant. Subject to the terms and conditions of this Agreement, PDL hereby grants and ELAN hereby accepts a worldwide nonexclusive license under the PDL Patent Rights, including the right to grant sublicenses in accordance with Section 2.02, to make, have made, use and sell Licensed Products.

2.02 Limitation on Sublicenses; Notification. ELAN shall have the right to grant sublicenses of its rights with respect to the Licensed Product under Section 2.01 to its Affiliates, including for purposes of this Agreement, Axogen Limited (“Axogen”), and such Affiliates shall have the right to grant further sublicenses with respect to Licensed Products in accordance with the terms of this Agreement. ELAN and its Affiliates shall only grant sublicenses hereunder in connection with the assignment or license by ELAN and its Affiliates of the Licensed Product to that sublicensee. ELAN shall provide a written summary to PDL within forty-five (45) days following the end of each calendar quarter during the term of this Agreement specifying the name of each sublicensee, territory and scope of the rights sublicensed hereunder during that quarter. Notwithstanding the assignment or grant of a sublicense by ELAN or its Affiliates hereunder, ELAN shall remain obligated to pay all royalties due to PDL with respect to the sale of Licensed Products by its assignee or sublicensee. In addition, the grant or any sublicenses under Section 2.01 shall be on terms and conditions which are subject to and subordinate to the terms of this Agreement and ELAN shall remain fully responsible to PDL for the performance of any and all such terms by its sublicensees.

2.03 No Other License Rights. ELAN expressly acknowledges and agrees that, except for the license expressly granted under Section 2.01, no rights to any other PDL patents, patent applications, know-how or licenses are included in this Agreement and that any royalties or payments that may be due to third parties in order for ELAN to make, have made, use or sell Licensed Products shall be the sole responsibility of ELAN.

2.04 Certain Understandings.

(a) [    ]

(b) Fee Payment. ELAN acknowledges that the payments under Section 3.01 are based on good faith market projections provided by ELAN to PDL and ELAN represents that the projections as provided to PDL are the same as those used by ELAN internally at this time for initial marketing and development decisions of the Licensed Product.

3. PAYMENTS, ROYALTIES, REPORTS

3.01 Payments. In consideration for the license granted by PDL under Article 2 of this Agreement, ELAN shall pay to PDL the following amounts:

(a) Signing and Licensing Fee. ELAN shall pay to PDL a nonrefundable signing and licensing fee within ten (10) days of the Effective Date in the sum of [    ].

(b) Development Milestone. Within ten (10) days of its determination to proceed with further development of the Licensed Product following completion of the U.S. Phase II clinical study in multiple sclerosis designated as “AN100226-202” (the “Milestone Trial”), ELAN shall pay to PDL a nonrefundable milestone payment in the sum of either (a) [            ] if paid on or prior to December 31, 1998, or (b) [            ] if paid after December 31, 1998. In any event, ELAN shall notify PDL in writing of its determination to proceed with or to terminate further development of the Licensed Product not later than thirty (30) days following the earlier of (a) its review of the preliminary results from the Milestone Trial, or (b) its public announcement or presentation of the results from the Milestone Trial.

3.02 Royalties to PDL. Subject to reduction for any offset as provided in Section 3.05, in further consideration of the rights and licenses granted under Article 2, ELAN shall pay to PDL a royalty of [            ] of the Net Sales of all Licensed Products sold by ELAN or its Affiliates or sublicensees in each country until the last date on which there is a Valid Claim that, but for the licenses granted to ELAN under this Agreement, would be infringed by the making, using, having made or sale of that Licensed Product in such country or by the manufacture of Licensed Product in the country of manufacture.

3.03 Sales Among Affiliates. Sales between and among ELAN and its Affiliates of Licensed Products which are subsequently resold or to be resold by such Affiliates shall not be subject to royalty, but in such cases royalties shall accrue and be calculated on any subsequent sale of such Licensed Products to a non-Affiliate.

3.04 Combination Products. Net Sales in a particular country, in the case of Combination Products for which the pharmaceutically active agent or ingredient constituting a Licensed Product and each of the other pharmaceutically active agents or ingredients not constituting Licensed Products have established market prices in that country when sold separately, shall be determined by multiplying the Net Sales for each such Combination Product by a fraction, the numerator of which shall be the established market price for the Licensed Product(s) contained in the Combination Product and the denominator of which shall be the sum of the established market prices for the Licensed Product(s) plus the established market prices for the other pharmaceutically active agents or ingredients contained in the Combination Product. When such separate market prices are not established in that country, then the parties shall negotiate in good faith to determine a fair and equitable method of calculating Net Sales in that country for the Combination Product in question.

3.05 Annual Maintenance Fee. In further consideration of the licenses granted under Article 2, not later than thirty (30) days following the third (3rd) anniversary of the Effective Date and not later than each anniversary thereafter, ELAN shall pay PDL a nonrefundable annual maintenance fee in the amount of [            ]. An amount up to fifty percent (50%) of the annual maintenance fee paid by ELAN hereunder beginning in the year in which a Biologics License Application (“BLA”) is filed with the U.S. Food and Drug Administration (or any successor thereto) with respect to a Licensed Product shall be creditable against royalties payable to PDL pursuant to Section 3.02; provided that in no event shall any portion of the annual maintenance fees paid prior to the year in which a BLA is filed with respect to the Licensed Product be creditable against royalties hereunder.

3.06 Currency Conversion. All amounts payable to PDL under this Agreement shall be payable in U.S. Dollars by wire transfer to a bank account designated by PDL. In the case of royalties on Net Sales, all amounts payable shall first be calculated in the currency of sale and then converted into U.S. Dollars using the average of the daily exchange rates for such currency quoted by Citibank, N.A. for each of the last five (5) banking days of each calendar quarter.

3.07 Royalty Reports.

(a) Current Reports. ELAN agrees to make written reports and royalty payments to PDL within forty-five (45) days after the close of each calendar quarter during the term of this Agreement, beginning with the calendar quarter in which the date of first sale following regulatory approval occurs. These reports shall show for the calendar quarter in question Net Sales by ELAN, its Affiliates and sublicensees of the Licensed Products on a country-by-country basis, details of the quantities of Licensed Products sold in each country and the country of manufacture if different, applicable offsets and the net royalty due to PDL thereon pursuant to Article 3. No later than at the time of the making of each such report, ELAN shall make any payment due to PDL of royalties for the period covered by such report.

(b) Termination Report. For each Licensed Product, ELAN also agrees to make a written report to PDL within ninety (90) days after the date on which ELAN, its Affiliates or sublicensees last sell that Licensed Product stating in such report the same information required by quarterly reports for all such Licensed Products made, sold or otherwise disposed of which were not previously reported to PDL.

3.08 Inspection. ELAN agrees to keep clear, accurate and complete records for a period of at least three (3) years for each reporting period in which Net Sales occur showing the manufacturing, sales, use and other disposition of Licensed Products in sufficient detail to enable the royalties payable hereunder to be determined, and further agrees to permit its books and records to be examined by an independent accounting firm selected by PDL and reasonably satisfactory to ELAN, from time-to-time to the extent necessary, but not more than once a year. Said independent accounting firm shall not be required to disclose to PDL any information other than that relating to the accuracy of the reports and payments thereunder. Such examination is to be made at the expense of PDL, except in the event that the results of the audit reveal that ELAN underpaid PDL by five percent (5%) or more, then the audit fees shall be paid by ELAN. Any such discrepancies will be promptly corrected by a payment or refund, as appropriate.

3.09 Withholding.

(a) Payments. The amounts payable under Sections 3.01 and 3.05 shall represent the actual proceeds to be received by PDL, net of any withholding or other taxes or levies that may be applicable to such payments. PDL agrees to reasonably cooperate with ELAN in obtaining a refund of any withholding taxes or levies paid by ELAN, if any, with respect to any payments to PDL hereunder. In the event that PDL is successful in obtaining any refund of tax withholding amounts paid by ELAN under this Agreement, PDL agrees to promptly remit such refund amount to ELAN.

(b) Royalty Payments. ELAN may withhold from royalties due to PDL amounts for payment of any withholding tax that ELAN, its Affiliates and sublicensees have paid to any taxing authority with respect to the royalty amounts due to PDL hereunder; provided, however, that the net amount payable to PDL shall in no event be reduced, on account of non-U.S. withholding or other taxes, by more than ten (10) percent. ELAN agrees to reasonably cooperate with PDL in obtaining a foreign tax credit in the U.S. with respect to royalties due to PDL on the sale or manufacture of Licensed Products.

4. PATENT PROSECUTION AND MAINTENANCE

4.01 Prosecution. PDL hereby agrees that, at its own expense it will use commercially reasonable efforts to:

(a) prosecute any patent applications comprising the PDL Patent Rights and to secure the most extensive protection reasonably obtainable under the PDL Patent Rights; and

(b) maintain the claims under the PDL Patent Rights as valid and enforceable claims for the full term thereof.

4.02 Updates. Upon the written request of ELAN (which request shall not be made more than once per calendar year), PDL agrees to provide a written update of the information relating to the PDL Patent Rights as set forth on Exhibit A.

4.03 Defense of PDL Patent Rights. With respect to the PDL Patent Rights licensed under this Agreement, PDL at its sole cost and expense agrees to take all steps and proceedings and to undertake such other acts as PDL may, in its sole discretion, deem necessary or advisable to restrain any infringement or improper or unlawful use of the PDL Patent Rights and to recover any actual or punitive compensation therefor. ELAN shall provide reasonable assistance to PDL and permit PDL to have the sole right to take such steps, conduct any such proceedings or undertake any such actions to restrain any infringement or improper or unlawful use of the PDL Patent Rights, whether or not ELAN is a party to such steps, proceedings or actions. Any monies recovered from alleged infringers shall be retained by PDL.

4.04 Notification. ELAN shall promptly notify PDL in writing of any actual or suspected infringement of any PDL Patent Right, which notification shall specify in reasonable detail the nature of such actual or suspected infringement.

5. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

5.01 Valid Agreement. Each party represents and warrants to the other that it knows of no legal reason to prevent it from entering into this Agreement and that the signatory hereto is duly authorized to execute and deliver this Agreement.

5.02 No Warranty of Validity, Non-Infringement. Nothing in this Agreement shall be construed as (a) a warranty or representation by PDL as to the validity or scope of any PDL Patent Rights; or (b) a warranty or representation that any Licensed Product made, used, sold or otherwise disposed of under the license granted in this Agreement is or will be free from infringement of patents, copyrights, trademarks, trade secrets or other rights of third parties.

5.03 No Other Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 5, PDL MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY CELL LINES, ANTIBODIES OR LICENSED PRODUCTS DEVELOPED BY ELAN UNDER THE LICENSE SET FORTH IN THIS AGREEMENT AND PDL FURTHER MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF ANY CELL LINES, ANTIBODIES, LICENSED PRODUCTS OR OTHER MATERIALS DEVELOPED BY ELAN UNDER THE LICENSE SET FORTH IN THIS AGREEMENT WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.

5.04 Indemnification. ELAN shall at all times, during the term of this Agreement and thereafter, indemnify and hold harmless PDL and its Affiliates, sublicensees, directors, officers, agents and employees from any claim, proceeding, loss, expense, and liability of any kind whatsoever (including but not limited to those resulting from death, personal injury, illness or property damage and including legal expenses and reasonable attorneys’ fees) arising out of or resulting from (a) any claim of patent infringement (direct or contributory) or inducing patent infringement with respect to the activities of ELAN and (b) the development, manufacture, importation, holding, use, testing, advertisement, sale or other disposition by ELAN, its Affiliates or sublicensees, or any distributor, customer or representative of ELAN or any one in privity therewith, of any Licensed Product.

6. CONFIDENTIALITY

6.01 Prior Agreements. This Agreement supersedes that certain Confidential Disclosure Agreement entered into between PDL and ELAN’s wholly-owned subsidiary, Athena Neurosciences, Inc. of April 10, 1997.

6.02 Confidentiality. PDL and ELAN acknowledge that in the course of negotiations and furtherance of the interests of the parties hereunder that it may receive (“Recipient”) confidential information of the other party (“Provider”). “Confidential Information” means any and all data and information which (a) has been reduced to tangible form and marked clearly and conspicuously with a legend identifying its confidential or proprietary nature; or (b) with respect to any oral presentation or communication, is designated as confidential immediately before, during, or within a reasonable time after the oral presentation or communication and such designation is subsequently confirmed in writing; or (c) is otherwise characterized by Provider as confidential information.

Each party shall keep confidential and shall not use for any purpose other than the development and commercial exploitation of Licensed Products, during the term of this Agreement and for five (5) years after termination hereof, all Confidential Information heretofore and hereafter supplied by the other, provided however, that the foregoing obligation of confidentiality shall not apply to the extent that any Confidential Information (a) is already known to the recipient at the time of disclosure or is developed by recipient thereafter in the course of work entirely independent of any disclosure by the other party; (b) is publicly known prior to or becomes publicly known after disclosure other than through acts or omissions of the recipient; (c) is disclosed in good faith to recipient by a third party under a reasonable claim of right, or (d) is required to be disclosed pursuant to an order of a court of law or governmental agency; provided that the disclosing party shall advise the other party promptly of any such disclosure requirement in order to permit such other party to undertake efforts to restrict or limit the required disclosure.

7. TERM AND TERMINATION

7.01 Term. Unless earlier terminated as provided in this Article 7, this Agreement shall come into force on the Effective Date and shall continue until the expiration of the latest obligation of ELAN to pay royalties to PDL in accordance with Article 3 above. Thereafter, this Agreement shall terminate.

7.02 Termination.

(a) This Agreement may be terminated on sixty (60) days prior written notice by ELAN.

(b) If either party shall at any time default in the payment of any royalty, or the making of any report hereunder, or shall commit any material breach of any covenant or agreement herein contained or shall make any false report, and shall fail to have initiated and actively pursued remedy of any such default or breach within sixty (60) days after receipt of written notice thereof by the other party, that other party may, at its option, cancel this Agreement and revoke any rights and licenses herein granted and directly affected by the default or breach by notice in writing to such effect, but such act shall not prejudice the right of the party giving notice to recover any royalty or other sums due at the time of such cancellation, it being understood, however, that if within sixty (60) days after receipt of any such notice the receiving party shall have initiated and actively pursued remedy of its default, then the rights and licenses herein granted shall remain in force as if no breach or default had occurred on the part of the receiving party, unless such breach or default is not in fact remedied within a reasonable period of time.

(c) This Agreement may be terminated by either party upon the occurrence of any of the following which is not stayed or vacated within ninety (90) days of such occurrence: (i) petition in bankruptcy filed by or against the other party; (ii) adjudication of the other party as bankrupt or insolvent; (iii) appointment of a liquidator, receiver or trustee for all or a substantial part of the other party’s property; or (iv) an assignment for the benefit of creditors of the other party.

(d) To the extent permitted under applicable law, the license granted under this Agreement may be terminated as to any country by PDL upon thirty (30) days’ prior written notice in the event that ELAN challenges a Queen Patent in that country; provided that participation in any European or Japanese opposition proceeding involving the Queen Patent by any sublicensee of ELAN or its Affiliates hereunder shall not be considered a “challenge of a Queen Patent” pursuant to this Section 7.02(d).

7.03 No Waiver. The right of either party to terminate this Agreement as provided herein shall not be affected in any way by its waiver of any previous failure to perform hereunder or by its failure to take action with respect thereto.

7.04 Survival. Termination for any reason hereunder shall not affect any accrued rights or obligations of the parties arising in any manner under this Agreement as of the date of termination. In any event, the confidentiality and indemnity obligations and any accrued payment obligations under Articles 3, 5 and 6 shall survive any termination of this Agreement.

8. MISCELLANEOUS

8.01 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that either party may assign this Agreement, in whole or in part, to Axogen with respect to ELAN, to an Affiliate or to a successor of a party in connection with a merger, consolidation or sale of all or substantially all of such party’s assets or that portion of its business pertaining to the subject matter of this Agreement.

8.02 Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the within subject matter and supersedes all previous agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

8.03 Severability. If any provision of this Agreement is declared invalid by a court of last resort or by any court, the decision of which an appeal is not taken within the time provided by law, then and in such event, this Agreement will be deemed to have been terminated only as to the portion thereof which relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original interest of the parties, and, failing such amendment, either party may submit the matter to a court of competent jurisdiction for resolution.

8.04 Notices. Any notice or report required or permitted to be given under this Agreement shall be in writing and shall be sent by expedited delivery or telecopied and confirmed by mailing, as follows and shall be effective three (3) days after such delivery:

If to PDL:	Protein Design Labs, Inc.
2375 Garcia Avenue
Mt. View, California 94043 USA
Attention: Chief Executive Officer
Facsimile: (650) 903-3730

Copy to:	Protein Design Labs, Inc.
2375 Garcia Avenue
Mt. View, California 94043 USA
Attention: General Counsel
Facsimile: (650) 965-4632

If to ELAN:	Elan International Service Ltd.
102 St. James Court
Flatts Smiths, FL04 Bermuda
Attention: President
Facsimile: 441-292-2224

Copy to:	Athena Neurosciences, Inc.
800 Gateway Blvd.
South San Francisco, CA 94080
Attention: General Counsel
Facsimile: (650) 875-3620

8.05 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of the State of California which are applicable to contracts between California residents to be performed wholly within California.

8.06 Waiver. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

8.07 Force Majeure. Neither party shall be responsible to the other for failure or delay in performing any of its obligations under this Agreement or for other non-performance hereof provided that such delay or non-performance is occasioned by a cause beyond the reasonable control and without fault or negligence of such party, including, but not limited to earthquake, fire, flood, explosion, discontinuity in the supply of power, court order or governmental interference, act of God, strike or other labor trouble and provided that such party will inform the other party as soon as is reasonably practicable and that it will entirely perform its obligations immediately after the relevant cause has ceased its effect.

8.08 Publicity. PDL will issue a press release concerning the parties’ entry into this Agreement and the amount of signing and licensing fees paid hereunder, with the content of such release to be approved in advance by ELAN, which approval shall not be unreasonably withheld. Except as provided in this Section 8.08 or as required by law, neither party shall publicly disclose the terms and conditions of this Agreement unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure shall not be agreed upon, then the parties will work together to develop a mutually acceptable disclosure.

8.09 Headings. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations.

8.10 Export. Each party acknowledges that the laws and regulations of the United States restrict the export and re-export of commodities and technical data of United States origin. Each party agrees that it will not export or re-export restricted commodities or the technical data of the other party in any form without the appropriate United States and foreign government licenses.

8.11 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

PROTEIN DESIGN LABS, INC.	ELAN INTERNATIONAL SERVICES LTD.
By: /s/ Jon Saxe	By: /s/ Kevin Insley
Title: PRESIDENT	Title: PRESIDENT

EXHIBIT A

PDL Patent Rights

The following are patents and patent applications (the “Queen Patents”) as of the Effective Date filed in certain countries in the world and licensed as part of the PDL Patent Rights under the Agreement:

1. European Patent number 0451216, Queen, et. al. “Humanized Immunoglobulins and Their Production and Use” issued January 24, 1996.

2.	U.S. Patent No. 5,693,089, Queen, et. al. “Humanized Immunoglobulins,” issued December 17, 1996.

3. U.S. Patent No. 5,693,761, Queen, et. al. “Polynucleotides Encoding Improved Humanized Immunoglobulins,” issued December 2, 1997.

4.	U.S. Patent No. 5,693,762, Queen, et. al. “Humanized Immunoglobulins,” issued December 2, 1997.

5.	Japan patent application number [ ], Queen, et. al. “Improved Humanized Immunoglobulins”.